Exhibit 10.1
                              Employment Agreement

                            HYD Resources Corporation



Whereas HYD Resources, herein also referred to as "Employer", is in the business of drilling for oil and gas in the continental United States of America; and

Whereas, Mr. Phillip Steven Ahlberg (herein referred to as "Employee") has been working with Employer to setup new operations together with Mr. Sam Spears, Jr. and with the help of Michael E. Watts; and

Whereas, HYDR has an agreement with its parent company, Hyperdynamics Corporation to process payroll for it and lease its employees from Hyperdynamics Corporation (herein referred to as "HYPD") so that only one payroll can be processed and administered and costs can be allocated directly to HYDR by HYPD for Employee services provide specifically for and in behalf solely for the benefit of HYDR, and

Whereas, Employee and HYDR believe that the credentials of Employee regarding his educational credentials and extensive experience with many oil companies makes him qualified and a good candidate to be HYDR's Vice President and Chief Geophysicist; and

Whereas, Employee is keenly interested in helping to build HYDR as a successful drilling company; and

Now  therefore  the  parties  agree  as  follows:

     1. The Employer will add Employee to its payroll as HYDR's Vice President and Chief Geophysicist.

     1. Employer agrees to pay Employee pursuant to its agreement with HYDR semi-monthly $1,750 semi-monthly or $3,500 per month:

     2. HYDR hereby additionally makes a five year (from June 30, 2004 through June 30, 2009) Contingent Note Payable (herein referred to as the "CNP") to Employee for a total amount of three hundred and Fifty Thousand Dollars ($350,000) payable IN THE FORM OF AN EMPLOYEE BONUS ONLY IN THE FOLLOWING MANNER WITH SPECIFIED CONTINGENCIES MET:

CONTINGENCIES THAT MUST BE MET FOR CNP TO BE PAID IN FULL OR IN PART WITHIN THE TERM OF THE CNP:

     A. HYDR must have net income as determined by generally accepted accounting principles (GAAP).
     B. As measured per externally reviewed financials (reviewed by HYPD's external auditors) on a quarterly basis, 45 days after the end of each quarter ending on September 30th, December 31st , and March 31st of each year while the CNP is still in effect, 10.25% of the Net Income as determined by HYDR's accounts and/or external auditors as the case may be, in accordance with GAAP, will be eligible to pay down against the CNP upon the date of the filing of HYPD's quarterly SEC filing.
     C. As measured and adjusted per HYPD's financial audit of each fiscal year to end on June 30th of each year while the CNP is in effect, any HYDR Net Income that has not been previously used on a quarterly basis to base a 10.25% payment on the CNP, shall be eligible for payment up to 10.25% of the GAAP based Net Income.

          For example, if $100,000 is determined to be the audited Net Income of HYDR for June 30, 2004 as of the completion of the audit on or around September 30, 2004, then a payment on the CNP will be made in the amount of $10,250, within 10 days of the determination of that audited Net Income amount. If as of November 15, 2004 the Net Income for the quarter ended September 30, 2004 is $100,000 for that quarter, then another payment on the CNP would be made in the amount of $10,250 within 10 days of that determination. On the other hand, if as of November 15, 2004 there is no Net Income for the quarter ended September 30, 2004 and for example purposes, lets say there was a $100,000 Net Loss as determined by GAAP, then no payment on the CNP would be due. Also, in the case of a $100,000 Net Loss for the quarter ending September 30, 2004, then on the next measurement date (December 31, 2004) no additional payment would be due on the CNP until more than $100,000 of Net Income was realized and recognized on the books of HYDR. Thus, on a cumulative basis, once Net Income is used to base a CNP payment, it cannot be used again, and if there is a Net Loss, HYDR must recover the Net Loss prior to having eligible Net Income to base any CNP payment that may be due thereafter until the expiration of the five year term.

3. Employee agrees to uphold, defend, and protect the interests and ownership rights of Employer as a priority and to have professional conduct and ethics in all facets of the performance of Employees duties under this agreement. Employee agrees that 100% of his efforts in the oil and gas industry are performed in his capacity as an employee of HYDR and agrees to work full time for HYDR and not to compete in anyway with any business outside the corporate veil of HYDR and agrees not to circumvent any oil and gas related business in anyway while this agreement is in effect. Except employee will continue to perform consulting owkr for Seismic Exchange, Inc.

4. Employee agrees to maintain strict confidentiality and adhere to HYPD's and HYDR's confidentiality policies and procedures when talking with 3rd parties in general including but not limited to oil exploration and production companies and to only disclose information regarding to HYPD and HYDR's exploration work and exploration results except as he is directed by management and/or the board of directors of HYDR. No work product will ever be taken out of the offices of Employer unless approval from management has been obtained.

5. Employer may terminate Employee at any time that HYDR's has a cumulative Net Loss any time after the first nine months of operation. Employer also may terminate Employee in the case of a serious breach of ethics or negligence in performance of duties. A 60-day notice is required for termination in this case.

6. In the case of a termination with a 60-day notice, Employee will be compensated for the 60-day notice period.

7. In the case of termination under number 6 above, the CNP will be honored for the entire five-year term.

          The parties hereby agree to the forgoing as evidenced by their signatures hereunder.

          Agreement:

          Employer                                 Employee
          HYD  Resources  Corporation              Phillip  Steven  Ahlberg




          /s/ Kent Watts                           /s/ Phillip Steven Ahlberg
          --------------------------------         ----------------------------
          Kent  P.  Watts,  CEO


          Date:  04/23/04                          Date:  04/23/04